THOMSON REUTERS
EDITED TRANSCRIPT
Q3 2019 LCI Industries Earnings Call

EVENT DATE/TIME: November 05, 2019 / 1:30PM GMT

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
CORPORATE PARTICIPANTS

Brian Michael Hall
LCI Industries - CFO

Jason D. Lippert
LCI Industries - CEO, President & Director

Victoria Sivrais
LCI Industries - Invester Relations

CONFERENCE CALL PARTICIPANTS

Brandon Rolle
Northcoast Research Partners, LLC - Senior Research Analyst

Brian Biros
Thompson Research Group, LLC - Equity Analyst

Craig R. Kennison
Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Mark David Jordan
Jefferies LLC, Research Division - Equity Associate

Scott Lewis Stember
CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Stephen Michael O'Hara
Sidoti & Company, LLC - Research Analyst

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the LCI Industries Third Quarter 2019 Conference Call. (Operator Instructions)

Please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Victoria Sivrais, Investor Relations. Thank you. Please go ahead, Madam.

Victoria Sivrais LCI Industries - Invester Relations

Good morning, everyone, and welcome to LCI Industries Third Quarter 2019 Conference Call. I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; and Brian Hall, CFO.

Management will be discussing their results in just a moment. But first, I would like to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which would cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the company's earnings release and in its form 10-Q and in its other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law. With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert LCI Industries - CEO, President & Director

Good morning, everyone, and welcome to LCI's Third Quarter 2019 Earnings Call. In the third quarter, we further executed on our diversification strategy, which has driven continued outperformance in a challenged macro environment. Third quarter revenues were $586 million, down 3% from the same quarter last year due to the softness in the RV OEM market, where wholesale shipments declined double digits.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
That said, our continued content increases in towable RVs, driven by our focus on our customers, product innovation and continuous improvement in our manufacturing businesses allowed us to perform significantly better than the market. Furthermore, we delivered another quarter of year-over-year growth in our adjacent markets, aftermarket and international markets, which now exceed 41% of the total net sales for LCI.

From a profitability standpoint, we improved operating margins across the business on a year-over-year basis as we benefited from our operational improvement initiatives we started implementing late in 2018 through the first 9 months of 2019.

In our OEM RV market, content for towable RV increased 2.2% over the same quarter last year, largely due to continued development and innovation to existing products. We saw a slight decline in content per motorhome, which decreased 2.9% year-over-year, primarily from a shift to smaller motorhomes in 2019. While the lower RV volumes continued to impact performances across the industry as dealers worked to correct inventories, it appears these destocking efforts are in the final stages and should be close to complete as the year comes to a close.

Overall sentiment from dealers selling the RV open house in September was positive, and production ordering patterns following this event is exceeding expectations by most counts. Most of our RV customers have maintained rates -- maintained rates going into the fall, while some have increased production rates. We remain confident in the long-term outlook for the RV industry as the RV lifestyle and products continue to attract new demographics and has increased in popularity among younger buyers.

As the younger generation spends more of their disposable income on RVs, our team is very focused on integrating innovative features into our product offerings to appeal to a new generation of RV enthusiasts. The outlook remains positive as indicators such as consumer confidence, gas prices, low unemployment, interest rates, access to credit and product appeal continue to support retail growth and momentum over the coming year. The current results and our overall business supports our efforts to diversify our revenue and capitalize on opportunities in other markets. We are gaining traction in all non-RV markets, and we remain well positioned to meet our target goal of the North American RV OEM business making up only 40% of our total revenues by 2022.

Revenue in our adjacent markets increased 3% on a year-over-year basis, largely due to growth through our recent acquisitions in the marine space, but offset somewhat by softness in the marine industry, we have experienced this summer.

Taylor Made has been a great acquisition for us as it has not only become our marine anchor brand, but we've improved the EBITDA of this business by 600 basis points since we purchased them just over a year ago. We recently announced the acquisition of SureShade, a designer and manufacturer of sunshade awning systems for the marine industry in North America and Europe, which will partner with our Taylor Made brand to provide customers with broader product offerings. With respect to SureShade, our intent is to be the predominant player in the U.S. and Europe for marine shade solutions, something that is in very high demand on entry-level to high-end boats. Because of the cost of those products, Shade systems could add meaningful content to our marine businesses. We also anticipate expanding the SureShade lineup of products to the aftermarket and also expand the product offering down in entry-level boat products.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
Outside the marine, we see additional promising opportunities for the long-term content growth as we continue to expand into different vehicle markets like cargo, equestrian trailers, buses, trains and specialty vehicles, which will also feed into the growing -- the aftermarkets of these related sectors. Our Aftermarket business, a key component of our diversification strategy grew significantly over the quarter, with revenues increasing 16% year-over-year, driven largely through organic growth around the dealer, service parts and distribution sales of RV products.

As we continue to grow the business and innovate new products for the Aftermarket through expanding relationships with dealers, distributors and e-commerce partners, we expect this great area of our business to continue to grow at a double-digit pace. Our Aftermarket has benefited from many of our recent acquisitions, which have come with strong established aftermarket businesses, strengthening our existing relationships and channels as well as bringing new relationships, products and innovation efforts.

In line with our revenue growth, we continue to see notable margin improvements, showcasing our ability to operate efficiently as we grow this important piece of our business. Due to the rapid growth of the Aftermarket business, we recently promoted Jamie Schnur, a 24-year veteran of LCI as Group President to lead the aftermarket teams and support our growth plan for this important segment of our business. We have been growing the Aftermarket over the last several years through many great leaders and business units around LCI, and it was time to combine all our aftermarket businesses under one LCI leader in order to further capture synergies and leverage talent across all Aftermarket business units.

Our International business grew 32% during the third quarter, driven by the acquisitions of the U.K. Lewmar Marine and Italy's Lavet and Ciesse, all well-known and respected brands in Europe.

Expanding our presence in Europe and building relationships with OEM partners in these markets is part of our core strategy to further diversify LCI's business.

We are actively pursuing organic and inorganic growth opportunities in Europe, as we believe the OEM in adjacent markets have not yet reached their peaks. The integration of Lewmar to our business has gone quite smoothly and strengthens our diversification efforts, allowing us to grow LCI's presence in Europe and increase market share in the marine space through Lewmar's strong market position and long-standing international customer relationships.

Lewmar's fantastic leadership team will also assist our growth across the Marine segment through organic and inorganic opportunities. Innovation and quality product development remain top of mind for us to -- throughout our businesses and we'll continue to be key factors in establishing LCI and its brands as a leader in the global marine markets. We will continue to find great companies with great brands and great leadership teams that bring real value to the marine market and its customers. We began rightsizing our business over a year ago to ensure that we would be operating at the right cost structure to meet the lower RV production forecasted for 2019.

As a result of the timing and depth of our proactive measures and subsequent operational labor efficiencies, we were able to achieve, we were well positioned to capture meaningful margin growth in the third quarter. Each quarter, we challenge our teams to identify areas of the business where we can reposition ourselves to scale production while still growing and diversifying the business. And our LCI team members have been both creative and effective in implementing sustainable operating efficiencies to help us outperform in a challenging industry environment.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

We've been very quick to consolidate several facilities and leadership teams in order to show great progress in 2019. We have a lot of momentum around the cost improvement, and we don't anticipate slowing that down in 2020. We are being very intentional to apply continued focus on our operational efficiencies, largely through continuous improvement activity, automation projects and other initiatives, which will lead to lower manufacturing costs, which will ultimately continue to drive solid margin improvement as well as help offset other rising costs.

In addition, our operations and sales teams have worked strategically to offset cost impacts from tariffs, leading to slight material cost improvements for the quarter. Maintaining and enhancing our focus on product innovation has been one of our top priorities for 2019 as it plays a critical role in advancing our market share and will be a key factor in driving content growth over the long term. We hit an important milestone during the quarter with our OneControl technology, which now makes up 25% of the total market for digital RV platforms.

As the average age of RVers gets younger, we believe OEMs will continue moving towards more technology for the RV consumers. We believe that all RVs will need a digital tech platform at some point as the consumers will demand it, and we are well positioned to acquire that market share while helping to create a better end product for the RV consumer.

This technology is important, not only for the ease of use of the RV, but is equally important in the realm of servicing the RVs from remote, which plays right into our service and aftermarket strategies. We are also continuing to make great improvement in advancing our new step, leveling and electronic stabilizer platforms. Our R&D groups will continue to focus resources on developing advancements for older product lines as well as capitalizing on opportunities that our customers are constantly bringing to us. We have many new products that will be launched in 2020, specifically around RV and Marine, and we couldn't be more excited.

From an M&A perspective, we are actively exploring many new and exciting opportunities around all 5 of our focus markets, while remaining disciplined in our execution. While we are maintaining a robust pipeline that spans across all of our markets, we are focused on companies that are immediately accretive, with experienced leadership teams in place who will help us expand our product and market strategies.

Looking at our long history of over 50 strategic acquisitions in the last 25 years, we remain well positioned to make successful transactions through leveraging our strong leadership teams, cash flow generation and balance sheet. As we approach the end of 2019, we believe we are well positioned to continue operating very profitably at these lower volumes in the RV market, while dealers finalized their destocking efforts. The progress we've made so far in 2019 in diversifying our revenue and growing our marine, international, aftermarket and adjacent industries, has made us a more well-rounded business, and we believe with our ongoing product development, innovational and operational improvements, we'll continue to provide great value for our shareholders and continue along our path of great growth.

I want to thank all of our LCI team members for their commitment to continually improving and strengthening our operations, driving innovation and further driving growth in the business.

I will now turn to Brian Hall, our CFO, to discuss in more detail our third quarter financial results.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

Brian Michael Hall LCI Industries - CFO

Thank you, Jason, and good morning, everyone. Our consolidated net sales for the third quarter decreased 3% to $586 million compared to the prior year, an improvement from the 8% decline reported in the second quarter of 2019. Revenue for the quarter were impacted by a 13% decrease in RV wholesale shipments as dealers continued to correct inventory levels, offset by continued year-over-year growth in our aftermarket segment and adjacent and international OEM markets. Q3 2019 sales to RV OEMs declined 9% compared to the prior year, primarily due to the previously mentioned decline in RV wholesale shipments, partially offset by continued gains in content per unit. It appears dealers will likely complete the final corrections of their inventory levels as the year draws to a close. Per our estimates, the industry removed over 35,000 units during the third quarter alone. The current RVIA RV shipment forecast for 2019 stands at 401,000 units at the lower range of our estimates.

Due to the initiatives we began over a year ago to right-size our operations, we will continue operating efficiently in this lower volume environment, which we expect to continue into 2020. That said, recent RV shipment data for September 2019 indicated an uptick in wholesale RV shipments during the month, a positive sign for the industry in terms of a return to stabilization amongst the OEMs. Content per towable RV unit increased just over 2% compared to the prior year, while content per motorized unit decreased by 3%. The content per unit growth has tempered somewhat as a result of the wholesale mix shift towards smaller entry-level product units.

However, we have continued to develop innovative products to increase our content levels on current units and counteract this shift with a prime example being the massive growth in market share that OneControl reached during the quarter, as Jason mentioned earlier, in addition to continued move toward electric leveling and stabilizers. The decline in content per motorized unit was driven by a significant shift in mix towards Class C products versus Class A products during the last 12 months.

Q3 2019 sales to adjacent OEM markets of $163 million increased 3% compared to the prior year. This growth was largely driven by our recent acquisitions in marine, which contributed over $6 million in net sales to the quarter. Our marine OEM sales, which were just under $35 million for the quarter, continue to face headwinds as anticipated, with unadjusted retail sales for marine power boats declining mid-single digits.

However, current preliminary marine retail data has shown positive signs, particularly in the pontoon boat category. Q3 2019 international sales increased 32% to just over $35 million, largely due to acquired revenues from Lewmar, which has been a strong addition to the business with a great leadership team in place. As Jason mentioned, we are confident it will be additive in growing our market share and presence in new and existing markets in Europe. Lewmar's operating profit margins are currently comparable to those of our average OEM profit margins. However, we anticipate the ability to gain synergies as we consolidate our European Taylor Made divisions as well as cross-sell existing products with Lewmar products.

Sales for our Aftermarket segment in Q3 2019 increased 16% to $75 million compared to the prior year, expanding to over $262 million on a trailing 12-month basis with our team's operational excellence and product innovation driving this

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growth. We are confident in the long-term growth that lies ahead for the replacement parts business, which will add meaningful margin to our Aftermarket segment and further enhance profitability.

As we reported in the release, October net sales increased 4% compared to October of 2018. While we continue to receive updates from our RV OEM customers regarding their planned production levels for November and December, year-over-year, RV shipment comps continue to become more favorable. Marine, international and other markets are not expected to vary from their Q3 run rates with the exception of acquired revenues for Lewmar, Ciesse and SureShade, which are expected to add $28 million to Q4. Acquired revenues in Q3 aggregated only $18 million.

Our operating profit margin improved 90 basis points from the third quarter of 2018 to over 8%, largely driven by the impact from operational efficiencies and material cost improvements. Material margin has continued to increase favorably, expanding 50 basis points in the third quarter, primarily due to price increases implemented during the quarter to offset List 3 tariff costs previously absorbed by the company as well as continued reduction in the price of steel.

Increased automation and lean manufacturing initiatives, along with improvements in employee retention have driven efficiencies in labor costs. Selling, general and administrative expenses were $86.3 million during the quarter, in line with previous guidance, plus SG&A from businesses acquired during the quarter. We do not anticipate significant changes during the near term. Noncash depreciation and amortization was $18.8 million for the third quarter, while noncash stock-based compensation expense was $4.1 million.

We are estimating full year depreciation and amortization to be $70 million to $75 million, while stock-based compensation expense is estimated to be $15 million to $17 million. Our effective tax rate was 25%, up slightly year-over-year as a result of increased state income taxes. This is in line with our full year estimated effective tax rate. Q3 2019 diluted earnings per share totaled $1.42 per share compared to $1.33 per share in Q3 2018. The increase in profit resulted from material cost improvements and operating margin expansion, partially offset by the decline in net sales. We continue to maintain a healthy balance sheet and strong cash flows.

Year-to-date, cash generated by operating activities was $210 million, driven by strong operating margins and over $40 million of reductions in on-hand inventories. We reinvested $48 million into the business through capital expenditures over the first 9 months of 2019 and are still estimating full year capital expenditures of $55 million to $65 million. Additionally, $48 million was returned to our shareholders through dividends during the year.

With our current leverage position relative to LTM EBITDA under 1x, we remain well positioned to support our strategic growth and expansion plans. That is the end of our prepared remarks. Operator, we're ready to take questions. Thank you.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from Kathryn Thompson from Thompson Research.

Brian Biros Thompson Research Group, LLC - Equity Analyst

This is actually Brian on for Kathryn. Thank you for taking my questions today. The guide for -- well it's not the guide but the actual October sales being up 4%. I think in previous quarters, you've mentioned that, that kind of sales is what's to be expected for the quarter. Can we kind of expect the same thing for Q4 being up 4% as well, given October is up 4%?

Brian Michael Hall LCI Industries - CFO

Brian, this is Brian. I think kind of, as I mentioned in my speech, we're still getting production schedules from a lot of our customers for November and December. So it's kind of hit or miss on who's running, who's not running. So as we pull that information together, it's obviously going to continue to change. But I think right now, that 4% for October is a good gauge for the quarter. At least that's what we're using within our estimates.

Brian Biros Thompson Research Group, LLC - Equity Analyst

Okay. And then any idea how that would break out between travel trailers and motorhomes, which kind of in Q3, it seemed to have opposite momentum sequentially? Is that going to continue that trend? Or is there something else, given the order patterns you're seeing.

Jason D. Lippert LCI Industries - CEO, President & Director

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
Maybe a little, this is Jason, and maybe a little bit toward that trend. But because motorhomes are so small, it's not going to move the needle much on the grand scheme of things.

Operator

Our next question comes from Dan Moore from the CJS Securities.

-

It's Pete Lucas for Dan. Just looking at gross margins, how much of a benefit would you say you enjoyed due to declining raw material prices?

Brian Michael Hall LCI Industries - CFO

About 50 basis points in the quarter. So we've been pretty steadily picking up about 20 to 40 basis points each quarter.

It ended up being about 50 for Q3, I would anticipate the 20 to 40 basis points to continue in the fourth quarter as well, offset by some of the fourth quarter seasonal volume declines from a margin perspective, but materials should continue to be favorable for us.

-

Great. And if -- sorry, looking at cost structure, if shipments were to stay about the levels they are now, the 400,000 level for the next year or so overall structure. Is the overall cost structure where you'd like it to be? Or do you think there's some other opportunities out there that could expand efficiencies and help margins from here?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes, I'd say that, that's probably true. I mean, we're on the -- probably the back 25% in terms of our momentum for cost reductions and just relooking and restructuring, how we're set up across the company.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

But you know how it is, we had 9 years of growth, and we were always adding ahead of where the industry was going and the growth that we were seeing, especially in the RV side of our business. And when we made the decision to start turning back last year. And -- and reducing costs, you continue that momentum for a while, and I'd say we're in the latter, 25% of that momentum. And then we'll hold for a while. So it's always good when that kind of stuff happens, we get a check and balance on where we're at, and we start really digging deep and looking, and we still got lots of opportunities, especially around continuous improvement.

-

Great. And last one for me. Regarding RV inventories, a lot of talk about those. But in terms of marine inventories, where do you think we are in terms of inventory destocking there? And what are your expectations for shipment growth going forward?

Brian Michael Hall LCI Industries - CFO

Yes. I think that it's accelerated a little bit here in recent months. I mean, certainly, the retail on the marine side got off to a slow start, and that's what caused a lot of the inventory build during the first part of the year. But retail data has been pretty solid, at least within pontoon space, which is pretty critical for us. So some of the other categories have been a little bit behind, but I think a lot of the inventory build came from the pontoon space. And so I would expect that, that -- nothing will change here in the near term, but when we get into the season into 2020, they should be in a much better position.

Operator

Our next question comes from Scott Stember from CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Jason, the last couple of quarters, you had given what you think your take on where retail sales in the RV space will come out by the end of the year.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
I know we only have about 2 months left or a little less than that. But just where do you see things trending right now, particularly with the backdrop of a couple of good big retail shows in the industry as of late?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes. So we were really hanging on how open house was going to end up. And it's been several weeks now, and orders are starting to shake out. And it looks probably a little bit more positive than what we were anticipating going in. That said, we were going in anticipating maybe some further reduction. So the fact that most of our customers stayed relatively stable and some increased a little bit, was really a good sign for us, and we've got production rates pretty much set through the end of the year, and it feels a lot more solid than what we were anticipating coming into the big open house. So hopefully, that continues through 2020, we have solid retail there.

But things feel a lot better today than what they did about 1.5 months ago.

Brian Michael Hall LCI Industries - CFO

And Scott, I'll jump in. I know you look at this data, too. So I mean, the revisions on the preliminary retail data was, those revisions were pretty significant the last month or 2. So I think that was a positive sign for me that it seemed like retail had kind of been tracking towards 10%, but it seems like it's comfortably could stay in that high single-digit range. So I think that was one positive thing that at least we were looking at.

Jason D. Lippert LCI Industries - CEO, President & Director

That all said, I just would make the final comment that we're still adjusting our business cost structure below the 400,000 unit level, just to play it conservatively. So.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. And on the content side, did you start to see any impact in the third quarter from your decision not to distribute Furrion products anymore? And then after answering that, maybe just talk about some of the -- where you think organic content growth to go, excluding Furrion next year.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

Brian Michael Hall LCI Industries - CFO

Yes, I think Furrion didn't really hurt us here in the third quarter. That transition's planned for January 1. So nothing concerning there. From a content perspective, we've seen a steady slowdown in the year-over-year content growth the last 3 quarters, I would expect that during fourth quarter, that we start to see things turn back the other way. I mean, we had a great show. As Jason mentioned in his prepared remarks about OneControl and electric leveling and stabilizing systems and solid step, et cetera. We had a pretty good open house. So I would expect that, at least on the RV side, that our content starts to track back the other way.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. And just last question, Brian. I think on the last few calls, last call, you might have talked about potentially having to give back some price to OEMs, just given the fact that raw materials will come in. But it seems just through your commentary about Q4 that -- that hasn't happened and if it has, is it kind of just in the net mix of what you're expecting for Q4?

Brian Michael Hall LCI Industries - CFO

Yes. I mean, it's certainly happening. I mean, during second quarter, third quarter, fourth quarter, again, some more through our indexing programs, we've continued to give back. So that significantly impacts our chassis business, primarily. We're certainly seeing some on the aluminum side, too. So there's been some givebacks that we've been incurring. They've been pretty steady out over the last few quarters, though. So it's not as though you're seeing it all hit in one quarter.

Operator

Our next question comes from Brandon Rolle from Northcoast Research.

Brandon Rolle Northcoast Research Partners, LLC - Senior Research Analyst

On the retail data you guys provided would imply a September retail data was down, our September retail was down about low to mid-double digits. I know the retail shows have been strong in the strong open house. I guess, outside of those shows, have you seen any improvements in retail at the dealer level?

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

Jason D. Lippert LCI Industries - CEO, President & Director

I would -- I don't know if we've seen it yet. There's not a lot of gauges post the open house show -- there is a few shows fourth quarter. But I think the anticipation is that retail is going to stay steady from where it is today, which is still down mid-single digits. So until the shows start happening first quarter next year, it's really hard to gauge kind of what the pace is going to be going forward. But we're cautiously optimistic right now.

Operator

Our next question comes from Bret Jordan from Jefferies.

Mark David Jordan Jefferies LLC, Research Division - Equity Associate

This is Mark Jordan on for Bret. I just have a quick question on the European RV market. So as we're heading towards the year-end, how healthy do you feel the market is? -- do you have any expectations for 2020?

Jason D. Lippert LCI Industries - CEO, President & Director

Can you repeat the question? Your voice was a little muffled there.

Mark David Jordan Jefferies LLC, Research Division - Equity Associate

So as we're heading towards year-end, how healthy do we feel the European RV market is? And do you have any expectations for 2020?

Jason D. Lippert LCI Industries - CEO, President & Director

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
Yes. So I think outside of Germany, things are pretty stable or off just a little bit, but the biggest production country is Germany, and they just released, they just released some record numbers. They're anticipating having a record year, this year for that country's retail. So that's solid. Thor, I think, continues to have an impact over there, and we're staying joined at the hip with them to take advantage of any opportunities we can as they continue to get more involved and try to impact and influence Hymer's growth strategy. So but I think overall, the market is pretty flat, maybe up a little bit, but Germany is doing really well, and that's where all the volume is.

Operator

Our next question comes from Craig Kennison from Baird.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

Sorry for the background airport noise. Just a question, Jason, on RV One. What's your vision for that platform? Is this an area where kind of a winner take most market? Or if you can establish your market share dominance, you can extend that lead?

Secondly, is there an aftermarket opportunity there? And third is there anything for that business in the marine space?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes. So there's not many control system out there. Our brand is called OneControl. We've -- as we noted in the initial comments, we're starting to really pick up traction with market share.

I think that all the OEMs certainly are recognizing that technology is a critical piece of the content and the needs that the consumers are asking for going forward. And now that roughly 25-plus percent of the RV OEMs are equipping their RV standard with some type of control platform. And I'd say we have a significant amount of that market share, more and more are going to jump into it.

And we continue to add more features and functionality to it, from a control standpoint. We've recently adapted voice controls so that you can kind of use it like an Echo. You've got features that allow us to be able to connect with the coach off-site. So much like a lot of the residential features on electronics today. If you want to shut your lights off from home or turn something on, look at the cameras, you can do a lot of that stuff from our system now. And then you've got

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
probably the most critical feature is just troubleshooting problems from remote. So with many of our devices that are connected through the OneControl system, they'll send signals when there's errors or malfunctions in products like slide outs or generators or things like that.

We can know when those problems are happening as the customers finding out they're having a problem. So I think that's pretty revolutionary with respect to troubleshooting and problem-solving, which is one of the biggest issues that our industry has today. So if we can better troubleshoot and solve problems with the consumers, that has to bode well for this system. And then from an aftermarket perspective, we are -- we do have bolt-on additions for our system out in the aftermarket that a consumer could buy if they don't have a certain module or control that they want with a system.

They can add it on the latest versions of our OneControl system. So it's going to continue to advance. And I think the great thing is, like anything else, as we've got a head start. There's only a couple of other guys out there in the space. And to my knowledge, we're the only ones that are manufacturing, engineering and designing the product state side. So we've got a speed advantage, which is really important in the technology space. So hopefully that answer your question?

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst

It sure does. Just to follow-up, if I could. As you look at your M&A strategy, to what extent is that platform on the technology side, give you maybe an argument to make that you're the best partner from an M&A standpoint, as you plug in some component into that broader ecosystem?

Jason D. Lippert LCI Industries - CEO, President & Director

Yes. Yes, and even kind of the reverse of that is you take all the other components that aren't technology-based and you take our technology platform with our technology company in Detroit that we purchased in I think 2013 or 2014. We're having them look at all the products that are not smart or not tech-based and saying, how can we add technology to our existing product. So it's really been beneficial to have that. It's nice to have a technology company that can look at all the product lines, not only where technology can integrate as a technology piece, but also how to make our typical mechanical products smarter.

Operator

(Operator Instructions)

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
Our next question comes from Steve O'Hara from Sidoti.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Just curious, maybe I got bumped off the call, got disconnected. Just curious, maybe you mentioned it in terms of, I guess, margins directionally into 4Q, how you think about those? Do you see kind of the -- maybe a typical seasonal decline? And then maybe if you mentioned it, what your organic growth was in the quarter?

Brian Michael Hall LCI Industries - CFO

Yes, Steve, it's Brian. The -- so for October, I don't know if you picked up on this part. But October, our sales were up 4% year-over-year. So I think that's an important point. So when we look at the remainder of the fourth quarter, we're anticipating that right now to be our run rate year-over-year.

There's still some moving pieces there, but that's kind of what we're using as a leadership team. From a margin perspective, we talked a little bit about materials and that materials is pretty steadily as we've gotten into better layers of steel. It's given us about 20 to 40 basis points each quarter and fourth quarter, I would anticipate that to add another 20 to 40 basis points for us.

Seasonally, it is a low volume quarter. So we'll have to absorb some fixed costs on that. But I think that directionally, our year-over-year margin will continue on the track that it's been on the last couple of quarters with the improvements that we've been showing.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Okay, that's helpful. And then maybe organic growth in the quarter?

Brian Michael Hall LCI Industries - CFO

Yes. I mean, so for Q3, our acquired revenues were $18 million, so from the RV side, the most significant piece, we're certainly outperforming the industry there with some content growth. Even though motorhomes does show a decline in content per unit, I would tell you that's -- that's a pretty significant shift to Class C motorhomes from Class A. So that's why that's showing a down number year-over-year.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

We haven't really lost any business there of significance. So we're outperforming there in RV, marine, we've certainly outperformed the industry there. Added some great new customers, some great new products that we've continued to launch. And so I think that those are our biggest markets, and we continue to outperform. And I think that those rates that we're outperforming would be pretty consistent moving into the fourth quarter. Other than I do think that, as I mentioned earlier, that RV, I think that we'll start to see some content acceleration there, just from the new products at open house. And as we gain traction there.

Jason D. Lippert LCI Industries - CEO, President & Director

Okay. And then just to mention further, I think that the fact that RV's specifically have been down high double-digit, high teens, double-digits, close to 20%, and our growth up a few points for October, and we've maintained much less than what the RV has done just shows that our diversification strategy and our focus there is really solid and working, and 58% of our business being in RV now, and it continues to drop. It's just showing that it's -- in times like this when the RV industry goes through the cycle that the strategy really plays well for our company and our investors.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Okay. Yes, that makes sense. And then should we think about -- how much of a headwind is Furrion maybe for next year in terms of content per unit or revenue?

Brian Michael Hall LCI Industries - CFO

Yes. I mean, it's about the run rate at the time we announced it at least was $125 million, so $100 million of that was OEM. So that, as I've mentioned a couple of times, we'll revise our content data to pull that out for -- since inception. So -- but that certainly is going to be a setback from a content perspective.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Okay, okay. And then -- I'm sorry. Last -- go ahead.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
Brian Michael Hall LCI Industries - CFO

No, go ahead.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Sorry, just SG&A, maybe I missed it, up 7%. Was there maybe higher stock-based comp in there or something that made that tick up or were there one-time costs due to acquisitions or anything like that?

Brian Michael Hall LCI Industries - CFO

No, we've certainly -- we've been talking $80 million to $85 million throughout the year, and we exceeded that a little bit here in the third quarter, and that was due to acquired SG&A. So from the Lewmar acquisition, a couple of the smaller ones, et cetera. So that's why we were just outside of the $80 million to $85 million range. So I would expect it to continue to play out within that same consistent with what we turned in for the third quarter.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

Yes. So still in the $80 million to 85 range?

Brian Michael Hall LCI Industries - CFO

Yes.

Operator

I show no further questions in the queue. At this time, I'd like to turn the call over to Jason Lippert, CEO and Director, for closing remarks.

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call

Jason D. Lippert LCI Industries - CEO, President & Director

I just want to say thanks, everybody, for joining us on the call today, and we will talk to you all at our fourth quarter call in a couple of months. Thanks.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.

Editor

Company disclaimer

Forward-Looking Statements

The audio events contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio events that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to the Company's future business prospects, net sales, expenses and income (loss), cash flow, financial condition, and addressable market, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, increased governmental regulation and oversight, information technology performance and

November 05, 2019 / 1:30PM GMT, Q3 2019 LCI Industries Earnings Call
security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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